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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm in the Registration
Statement (Form S-8) pertaining to the NOVA Chemicals Corporation Employee Savings and Profit Sharing Plan for Canadian Employees, the NOVA Chemicals Inc. Employee Savings and Profit Sharing Plan for U.S. Employees, the NOVA Chemicals Inc. U. S. Savings and Profit Sharing Restoration Plan, the NOVA Chemicals Inc. Capital Accumulation Plan, the NOVA Chemicals Corporation Director Share Purchase Plan, the NOVA Chemicals Corporation Deferred Share Unit Plan for Key Employees, the NOVA Chemicals Corporation Deferred Share Unit Plan for U.S. Key Employees, and the NOVA Chemicals Corporation Deferred Share Unit Plan for Non-Employee Directors and to the incorporation by reference therein of our report dated March 7, 2002, with respect to the consolidated financial statements of NOVA Chemicals Corporation incorporated by reference in its Annual Report (Form 40-F) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Calgary, Canada                        /s/ Ernst & Young LLP
December 10, 2002
                                       Ernst & Young
                                       Chartered Accountants